Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements Nos. 333-43756, 333-52020, 33-85692, 33-50564, 33-56756, 33-67160, 333-242, 333-5719, 333-24207, 333-27089, 333-39095, 333-61889, 333-84716, 333-84724, 333-95601, 333-117368, 333-146321 and 333-95603 on Form S-8, and No. 33-77024 on Form S-3 of our reports dated February 26, 2009, relating to the financial statements and financial statement schedule of Callaway Golf Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007), and the effectiveness of Callaway Golf Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 26, 2009